Exhibit 99.1

EQT Announces CFO Transition Plan

PITTSBURGH, February 13, 2023 /PRNewswire/ -- EQT Corporation (NYSE: EQT) today announced the planned transition of David Khani, Executive Vice President and Chief Financial Officer, effective in July 2023. EQT will be conducting a search to identify a successor and Mr. Khani will work closely with the Board to ensure a smooth transition of leadership.

"This transition marks the end of an amazing chapter in Dave’s career. He has been an integral part of our team since 2020, and we are forever grateful for his stellar contributions to our company," said Toby Z. Rice, President and CEO.

“Dave was brought into EQT at a pivotal time and had clear objectives to help us turn around EQT; and he delivered. Dave has successfully positioned the company with a promising future through many efforts, including designing and executing a debt repayment strategy, improving our credit ratings and facilitating our capital allocation plans. He tackled these projects with heart and urgency, and his leadership contributed to our company moving from a challenging balance sheet position back to investment grade in record time. He not only achieved his goals but did so with the professionalism and thoughtfulness that those of us lucky enough to work with him will forever remember. I am immensely thankful for Dave, as a colleague and a friend, and I am excited to see him move on to the next phase in his life.”

Dave Khani said, “I am thankful for having spent the last three years working with Toby and team. I've been amazed at how much this organization has accomplished in such a short period of time and I am grateful to have been part of that evolution. EQT is truly a unique company, with a world class asset base, an exceptional culture, a proven development model and a strong balance sheet. I am proud to have left my mark on the company and I look forward to my next chapter in life.”

Investor Contact:

Cameron Horwitz

Managing Director, Investor Relations & Strategy

412.395.2555

Cameron.Horwitz@eqt.com

About EQT Corporation

EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do. To learn more, visit eqt.com.

Cautionary Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that do not relate strictly to historical or current facts, including those relating to the transition, are forward-looking and are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed in such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.